SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Goldman Sachs BDC, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transactions applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identity the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

IMPORTANT REMINDER

June 1, 2016

Dear Valued Stockholder:

We need your help. Due to lack of stockholder participation, the annual meeting of stockholders of Goldman Sachs BDC, Inc., originally scheduled for May 3, 2016, has been adjourned to June 7, 2016 and will be held at 30 Hudson Street, 21st Floor—Room A, Jersey City, New Jersey 07302 at 3:30 pm. As of the date of this letter, our records indicate that we may not have received your important proxy vote.

If you have not yet voted, we need your vote in order to pass these important proposals. It is critical that your proxy vote is received before June 7, 2016. Your prompt response will help reduce proxy costs – which are paid by the Company and its stockholders, and will also mean that you can avoid receiving follow-up phone calls and further mailings.

Please take a minute to let your voice be heard.

It should only take a few minutes of your time!

If you need another copy of the proxy statement or have any proxy-related questions, please contact the Company at (800) 621-2550. I thank you in advance for your help with this urgent matter.

Sincerely,

Brendan McGovern

Chief Executive Officer and President

Vote by Touch-Tone Phone. You may cast your vote by telephone by calling the toll-free number found on the proxy ballot(s) that you should have received previously.

Vote via the Internet. You may cast your vote using the Internet by logging onto the Internet address located on your proxy ballot(s) and following the instructions on the website.

Vote by Mail. You may cast your vote by signing, dating and mailing your proxy ballot(s) in the postage-prepaid return envelope that was previously provided to you.

Please utilize one of the above voting options so that your vote will be received BEFORE the meeting is reconvened.